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                                                                     Exhibit 3.3

                              ARTICLES OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                     ALTERNATIVE CONSTRUCTION COMPANY, INC.

1. These Articles of Amendment amend the Articles of Incorporation of Alternative Construction Company, Inc., (the "Company"), as amended and as filed with the Secretary of State of the State of Florida on the 10th day of January, 2005. These Articles of Amendment were adopted by the Board of Directors of the Company, pursuant to unanimous written consent of the directors of the Company on October 24, 2004, pursuant to and in accordance with Section 607.0602 of the Florida Business Corporation Act.

2. These Articles of Amendment were adopted by the Board of Directors of the Company without shareholder approval, and no shareholder action or approval was required.

3. The Articles of Incorporation, as amended, are hereby amended by replacing Article IV - CAPITALIZATION with the respective title below; replacing
Article V - DIRECTORS with the respective title below; and adding Article VII - TERM OF EXISTENCE, Article VII - CORPORATE PURPOSE, and Article IX - BYLAWS; to read as follows:

                                   ARTICLE IV
                                 CAPITALIZATION

        The number of shares the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000) shares consisting of:

        (a) 100,000,000 shares of common stock, no par value per share ("Common Stock");
        (b) 50,000,000 shares of blank check preferred stock, no par value per share ("Blank Check Preferred Stock");

A.      COMMON STOCK

        1. Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of the Blank Check Preferred Stock by the board of Directors (the "BOD"), the Common Stock shall have exclusive voting rights on all matters requiring a vote of shareholders (the "Shareholders"), voting together with the holders of the Blank Check Preferred Stock, as one class.

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        2.      Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Blank Check Preferred Stock, or except as may be provided by the laws of the State of Washington, the holders of Common Stock shall have exclusively all other rights of Shareholders.

B.      BLANK CHECK PREFERRED STOCK

        1. Issuance. The Blank Check Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the BOD is expressly authorized, prior to issuance of any series of Blank Check Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the BOD, but not in limitation of the powers conferred on the BOD thereby and by the Washington Business Corporation Act, the BOD is expressly authorized to determine with respect to each series of Blank Check Preferred Stock:

                1.1 The designation or designations of such series and the number of shares (which number from time to time may be decreased by the BOD, but not below the number of such shares then outstanding, or may be increased by the BOD unless otherwise provided in creating such series) constituting such series;

                1.2 The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

                1.3 The rights and preferences, if any, of the Shareholders of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

                1.4 The full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

                1.5 The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the Shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at

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different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

                1.6 The rights, if any, of Shareholders of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

                1.7 The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

                1.8 The conditions or restrictions, if any, upon the issue of any of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

                1.9 Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of this Article of Incorporation or the Washington Business Corporation Act as then in effect.

C.      ISSUANCE OF CERTIFICATES

        The BOD shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefore subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

                                    ARTICLE V
                                    DIRECTORS

        The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the Directors shall be prescribed in the bylaws, but the number of original Directors shall consist of three (3), two of which shall be appointed by Avante Holding Group, Inc., for a period of ten years or until eighteen months after the Company has become a publicly traded company, and the third shall serve until the first meeting of the Shareholders and until their successors are elected and qualified. The name and post office address of the initial BOD are as follows:

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                Name:                      Address:
                --------------------       -------------------------------
                Michael W. Hawkins         1900 S. Harbor City Blvd., #315
                                           Melbourne, Florida 32901

                Willis H. Kilpatrick       1012 Edgewater Drive
                                           Philadelphia, Mississippi 39350

                Thomas G. Amon             500 5th Ave, Suite 1650
                                           New York, NY 10110

                                   ARTICLE VII
                                TERM OF EXISTENCE

        The Corporation shall have perpetual existence.

                                  ARTICLE VIII
                                CORPORATE PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Laws of the State of Florida.

                                   ARTICLE IX
                                     BYLAWS

         Both the Shareholders of the Corporation, by a majority vote of qualified shares issued and outstanding, and the BOD, by vote of a unanimous BOD, shall each have the power to adopt, make, amend, alter or repeal the bylaws of the Corporation; but any Bylaw adopted by the BOD may be amended or repealed by the Shareholders.

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        IN WITNESS, the undersigned Chairman of the Board and the Secretary of this Corporation have executed these Articles of Amendment, this 10th day of January, 2005.

ALTERNATIVE CONSTRUCTION COMPANY, INC             Attest:

By:                                               By:
    -----------------------------                     ---------------------
    Name:  Michael W. Hawkins                         Name:  Thomas G. Amon
    Title:  Chairman of the Board                     Title:  Secretary

STATE OF FLORIDA

COUNTY OF ______________

BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared ___________, who is personally known to me_or who produced ____________________ as identification and is known to me to be the person who executed the foregoing Articles of Amendment, and he acknowledged before me that he executed these Articles of Amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 10th day of March, 2004.


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Notary Public, State of Florida at Large
My Commission Expires: ____________________

STATE OF FLORIDA

COUNTY OF ______________

BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared ________________, who is personally known to me_or who produced ____________________ as identification and is known to me to be the person who executed the foregoing Articles of Amendment, and he acknowledged before me that he executed these Articles of Amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this ______________________.


-------------------------------------------
Notary Public, State of Florida at Large
My Commission Expires: ____________________

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